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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person*
     American Meter Company (f/k/a Eagle Research Corporation)
              (Last)                  (First)                  (Middle)

     300 Welsh Road
                          (Street)

     Horsham                        PA                        19044
              (City)                   (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol
         METRETEK TECHNOLOGIES, INC. (MTEK)

3.  IRS or Social Security Number of Reporting Person (Voluntary)


4.  Statement for Month/Year
     August, 2000

5.  If Amendment, Date of Original (Month/Year)


6.  Relationship of Reporting Person(s) to Issuer
                (Check all applicable)
          Director                           X  10% Owner
    ---                                         ----
          Officer (give title below)        Other (specify below)
    ---                                         ----

         ------------------------

7.  Individual or Joint/Group Reporting
            (check applicable line)
      X    Form Filed by One Reporting Person
     ----
           Form Filed by More than One Reporting Person
     ----

Table I-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security      2. Transaction Date       3. Transaction Code
    (Instr. 3)               (Month/Day/Year)             (Instr.8)
Common Stock               03/16/00              C

4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
   --------------------------------------------------------------
    Amount               (A) or (D)       Price
    ------               ----------       -----
    105,495                 A               n/a


5. Amount if Securities Beneficially Owned at End of Month
   325,054

6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 3 and 4)
    D

7.  Nature of Indirect Beneficial Ownership (Instr.4)


*If the form is filed by more than one reporting person, see instruction
 4(b)(v).
                                                                (Over)
                                                                 Page 1 of 2

Table II-Derivative Securities Acquired, Disposed of , or Beneficially
         Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)
   Convertible Note (1)
   Warrants (option to buy)
   Warrants (option to buy)
   Warrants (option to buy)
   Warrants (option to buy)
   Warrants (option to buy)
   Warrants (option to buy)
   Warrants (option to buy)
   Warrants (option to buy)
   Warrants (option to buy)

2. Conversion or Exercise Price of Derivative Security n/a
   $4.00 per warrant

3. Transaction Date (Month/Day/Year)
   03/16/00
   08/10/00
   08/10/00
   08/11/00
   08/11/00
   08/11/00
   08/11/00
   08/11/00
   08/11/00
   08/14/00

4. Transaction Code (Instr. 8)

   Code              V
   ----             ---
   C
   S
   S
   S
   S
   S
   S
   S
   S
   S

5. Number of Derivative Securities Acquired (A) or Disposed of (D)
   (Instr. 3, 4 and 5)

   (A)                   (D)
  -----                  ---
                         105,495/26,374 (1)
                         10,373
                         16,000
                         16,000
                         20,090
                          6,100
                          9,500
                          2,000
                          1,000
                         55,200

6. Date Exercisable and Expiration Date (Month/Day/Year)

   Date Exercisable       Expiration Date
   ----------------       ---------------
   5/4/98                 5/4/02
   9/18/98               9/18/03
   9/18/98               9/18/03
   9/18/98               9/18/03
   9/18/98               9/18/03
   9/18/98               9/18/03
   9/18/98               9/18/03
   9/18/98               9/18/03
   9/18/98               9/18/03
   9/18/98               9/18/03

7. Title and Amount of Underlying Securities (Instr. 3 and 4)

    Title                    Amount or Number of Shares
    -----                    --------------------------
   Common Stock & Warrants
   to acquire Common Stock    105,495/26,374 (1)
   Common Stock               10,373
   Common Stock               16,000
   Common Stock               16,000
   Common Stock               20,090
   Common Stock                6,100
   Common Stock                9,500
   Common Stock                2,000
   Common Stock                1,000
   Common Stock               55,200

8.  Price of Derivative Security (Instr. 5)
    n/a
    0.1250 per warrant
    0.0938 per warrant
    0.0625 per warrant
    0.1250 per warrant
    0.1563 per warrant
    0.1875 per warrant
    0.2188 per warrant
    0.2500 per warrant
    0.0625 per warrant

9. Number of Derivative Securities Beneficially Owned at End of Month(Instr.5)
   0


10. Ownership Form of Derivative Security Direct (D)or Indirect (I) (Instr. 4)


(1) This figure includes 105,495 Common Shares and warrants to acquire 26,374 Common Shares that American Meter received upon conversion of a Convertible Note on March 16, 2000.

                               American Meter Company


                           By: /s/ C. Kelsey Brown          08/31/00
                               ------------------------     ------------
                           Name: C. Kelsey Brown            Date
                           Title: Asst. Secretary

                       **Signature of Reporting Person



** Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                           Page 2 of 2
                                                           SEC 2270 (7-96)